EXHIBIT 99.1
FOR IMMEDIATE RELEASE
American Real Estate Partners, L.P. Subsidiaries to Purchase Laughlin, Nevada Casino and Boardwalk Property in Atlantic City
Mount Kisco, New York, November 28, 2005- American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) announced today that certain of its indirect subsidiaries entered into an agreement with Harrah’s Entertainment and certain affiliated entities to purchase the Flamingo Laughlin Hotel and Casino in Laughlin, Nevada and approximately 7.7 acres in Atlantic City, New Jersey known as the Traymore site for an aggregate purchase price of $170 million, subject to adjustment.
“The Flamingo Laughlin and Traymore acquisitions represent an exciting extension to our portfolio of gaming companies. It affords us the opportunity to expand our ability to provide our guests with an unparalleled value-based gaming and entertainment experience,” said Richard P. Brown, chief executive officer for the AREP gaming operations.
The Flamingo Laughlin is the largest hotel in Laughlin, Nevada with 1,907 rooms in two 18-story towers and a 57,000 square-foot casino. Situated on 18 acres, amenities include seven restaurants, 35,000 square-feet of meeting space and a 3,000-seat amphitheater. The property also features an outdoor pool, fitness center, lighted tennis courts and 2,420 parking spaces.
The Traymore site was once home to the historic Traymore Hotel. The site is primarily vacant land and is situated between AREP’s Sands Hotel and Casino and the world famous Atlantic City Boardwalk. ACE Gaming LLC, operator of the Sands, will have the option to purchase the site for at cost plus interest.
Completion of the transaction is subject to all required regulatory approvals and is expected to close sometime in mid-2006.
American Real Estate Partners, L.P., a master limited partnership, is a diversified holding company engaged in a variety of businesses including home fashion, gaming, oil and gas exploration and production and real estate. Through subsidiaries, AREP’s gaming holdings include the Stratosphere Casino Hotel & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, all in Las Vegas, Nevada and the Sands Hotel and Casino in Atlantic City, New Jersey.
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP’s ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to AREP’s home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; risks related to AREP’s casino gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to AREP’s oil and gas exploration and production operations, including costs of drilling, completing and operating wells and the effects of regulation; risks related to AREP’s real estate activities, including the extent of any tenant bankruptcies and insolvencies, AREP’s ability to maintain tenant occupancy at current levels, AREP’s ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties, and other risks and uncertainties detailed from time to time in AREP’s filings with the Securities and Exchange Commission. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.
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For more information, contact:
Denise Barton
Chief Financial Officer
AREP gaming holdings
702-383-4881
denise.barton@stratospherehotel.com